As filed with the Securities and Exchange Commission on January 24, 1996
                                              Registration No. 333-
==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                                 __________

                                  FORM S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1993
                                 __________

                              ORNDA HEALTHCORP
           (Exact name of registrant as specified in its charter)

               Delaware                            75-1776092
      (State or otherjurisdiction     (I.R.S. Employer Identification No.)
    of incorporation or organization)

                       3401 West End Avenue Suite 700
                        Nashville, Tennessee 37203
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                                 __________

                OrNda HealthCorp 1994 Management Equity Plan
                          (Full title of the Plan)
                                 __________

                           Ronald P. Soltman, Esq.
             Senior Vice President, Secretary and General Counsel
                              OrNda HealthCorp
                      3401 West End Avenue, Suite 700
                            Nashville, TN  37203
                              (615) 383-8599
        (Name and address and telephone number, including area code, of agent for service)
                                 __________


          (Note:  Facing page information is continued on page ii)

                                       CALCULATION OF REGISTRATION FEE

=================================================================================================================================
Title of Securities   Amount to be   Proposed Maximum Offering   Proposed Maximum Aggregate   Amount of
to be Registered      Registered     Price Per Share(2)          Offering Price (2)           Registration Fee
_________________________________________________________________________________________________________________________________
Common Stock          3,000,000      $24.82                      $74,460,000                  $25,675.87
($.01 par value
=================================================================================================================================

(1) The registration statement also includes an indeterminable number of additional shares pursuant to the stock split and other similar adjustment provisions of the Plan.

(2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the $25.125 high and $24.50 low sale prices for a share of Common Stock on the New York Stock Exchange on Friday, January 19, 1996.
                                   PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1(b). Securities to be Offered.

           OrNda HealthCorp (File No. 1-11591), which corporation is herein referred to as "OrNda" or the "registrant", hereby registers 3,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), in connection with an amendment to the OrNda HealthCorp 1994 Management Equity Plan (the "Plan"). The amendment was approved by OrNda's Board of Directors on November 29, 1995, and by OrNda's stockholders at OrNda's Annual Meeting of Stockholders on January 19, 1996. The amendment increased the number of shares of Common Stock available for grants under the Plan from 3,550,000 to 6,550,000 shares.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           OrNda previously registered under the Securities Act of 1933, as amended (the "Securities Act'), an aggregate of 3,550,000 shares of Common Stock offered pursuant to the Plan pursuant to a registration statement on Form S-8 (the "Previous Registration Statement") filed with the Commission on July 20, 1994 (Registration No. 33-81778). The Previous Registration Statement is hereby incorporated in this registration statement by reference. The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by OrNda are incorporated by reference in this registration statement:

          (a) OrNda's Annual Report on Form 10-K for the year ended August 31, 1995.

          (b) OrNda's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995.

          (c) OrNda's Current Reports on Form 8-K dated September 27, 1995, October 2, 1995, October 10, 1995, October 30, 1995, October 31, 1995, November 6, 1995, November 24,1995, December 13, 1995 and January 3, 1996.

          (d) The description of the registrant's Common Stock which is contained in the registrant's Registration Statement on Form 8-A filed with the Commission on December 13, 1995 under section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

           All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.    Indemnification of Directors and Officers.

           The following information updates the information set forth in "Item 6. Indemnification of Directors and Officers" in the Previous Registration Statement.

           Section 145 of the Delaware General Corporation Law ("Delaware Law") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

           Article Seven of the Restated Certificate of Incorporation of the registrant and Article VI of the ByLaws of the Registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Registrant has entered into indemnification agreements with each of its directors and officers at or above the Vice President level. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees) judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Delaware Law or the Restated Certificate of Incorporation of the registrant. Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the registrant's Restated Certificate of Incorporation.

           Section 102(b)(7) of Delaware Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Eight of the registrant's Restated Certificate of Incorporation contains such a provision.

           In addition, the registrant maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the registrant may incur in such capacities.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.    Exhibits.

           The exhibits to this registration statement are listed in the
Exhibit Index found immediately preceding the exhibits which information is incorporated herein by reference.
                                 SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 24th day of January, 1996.


                              ORNDA HEALTHCORP

                              By:  /s/ Ronald P. Soltman
                                   Ronald P. Soltman
                                   Senior Vice President


                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith B. Pitts and Ronald P. Soltman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 24th day of January, 1996 by the following persons in the capacities indicated.
Signature                             Title

/s/ Charles N. Martin, Jr.            Chairman of the Board, President and
Charles N. Martin, Jr.                Chief Executive Officer
                                      (Principal Executive Officer)

/s/ Keith B. Pitts                    Executive Vice President and
Keith B. Pitts                        Chief Financial Officer
                                      (Principal Financial Officer)

/s/ Phillip W. Roe                    Vice President-Controller
Phillip W. Roe                        (Principal Accounting Officer)

/s/ Richard A. Gilleland              Director
Richard A. Gilleland

/s/ Leonard Green                     Director
Leonard Green

/s/ Peter A. Joseph                   Director
Peter A. Joseph

/s/ Paul S. Levy                      Director
Paul S. Levy


Angus C. Littlejohn, Jr.              Director

/s/ John F. Nickoll                   Director
John F. Nickoll

/s/ John J. O'Shaughnessy             Director
John J. O'Shaughnessy

/s/ M. Lee Pearce, M.D.               Director













                                 EXHIBITS

                                    TO

                                 FORM S-8

                                  UNDER

                        THE SECURITIES ACT OF 1933

                           ____________________

                             ORNDA HEALTHCORP
                           ____________________

                             3,000,000 SHARES

                                    OF

                               COMMON STOCK

                               EXHIBIT INDEX


Exhibit No.     Description of Exhibit

4(a). . . .     Restated Certificate of Incorporation of the Registrant as
                amended through October 1991. (Incorporated by reference to exhibits filed with the Registrant's Current Report on Form
                8-K dated October 15, 1991.)

4(b). . . .     Certificate of Amendment to Registrants' Restated Certificate
                of Incorporation. (Incorporated by reference to Exhibit 3 to the Registrants' Current Report on Form 8-K dated April 19,
                1994.)

4(c). . . .     Bylaws of the Registrant.  (Incorporated by reference to Exhibit
                4(c) included in the Company's Registration Statement on Form
                S-8 under the Securities Act of 1993, File No. 33-81778.)

4(d). . . .     OrNda HealthCorp 1994 Management Equity Plan, as amended on
                January 19, 1996.

5 . . . . .     Opinion of Ronald P. Soltman, Esq. (including the consent of such counsel) regarding legality of securities being offered

23(a) . . .     Consent of Independent Auditors

23(b) . . .     Consent of Ronald P. Soltman, Esq. (included as part of opinion filed pursuant to Exhibit 5 hereof)

24(a) . . .     Power of Attorney (included on signature page of this
                registration statement)

24(b) . . .     Certified Board resolution relating to Power of Attorney